EXHIBIT 23.5


                            [LETTERHEAD OF KPMG LLP]





                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
O'Grady-Peyton International (USA), Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 dated November 16, 2001 of AMN Healthcare Services, Inc. of our report dated May 11, 2001, relating to the consolidated balance sheets of O'Grady-Peyton International (USA), Inc. and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the registration statement (No. 333-65168) on Form S-1 of AMN Healthcare Services, Inc.

                                                /s/ KPMG LLP


Atlanta, Georgia
November 15, 2001